Exhibit 17(g)

ADMINISTRATION AGREEMENT

TRAVELERS SERIES FUND INC.

Social Awareness Stock Portfolio

SMITH BARNEY FUND MANAGEMENT LLC

399 Park Avenue

New York, New York 10022

Ladies and Gentlemen:

Travelers Series Fund Inc. (the “Company”), a corporation organized under the laws of the State of Maryland, on behalf of its new series, Social Awareness Stock Portfolio (the “Fund”), herewith confirms its agreement with Smith Barney Fund Management LLC (the “Administrator”), as follows:

1.  Appointment

The Company desires to employ and hereby appoints the Administrator to act as administrator of the Fund. The Administrator accepts the appointment and agrees to furnish the services for the compensation set forth below.

2.  Services as Administrator

Subject to the supervision and direction of the Board, the Administrator shall (a) assist in supervising all aspects of the Fund’s operations except those performed by the Administrator under its Investment Advisory Agreement with the Company on behalf of the Fund; (b) supply the Fund with office facilities (which may be in the Administrator’s own offices), statistical and research data, data processing services, clerical, accounting and bookkeeping services, including, but not limited to, the calculation of (i) the net asset value of shares of the Fund, (ii) any applicable contingent deferred sales charges and similar fees and charges and (iii) distribution fees, internal auditing and legal services, internal executive and administrative services, and stationery and office supplies; and (c) prepare reports to shareholders of the Fund, tax returns and reports to and filings with the Securities and Exchange Commission (the “SEC”) and state Blue Sky authorities.

3.  Information Provided to the Company

The Administrator shall keep the Company informed of developments materially affecting the Fund, and shall, on its own initiative, furnish the Company from time to time with whatever information the Administrator believes is appropriate for this purpose.

4.  Standard of Care

The Administrator shall exercise its best judgment and shall act in good faith in rendering the services listed in paragraph 2 above. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Administrator against any liability to the Company or the shareholders of the Fund to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Administrator’s reckless disregard of its obligations and duties under this Agreement.

5.  Compensation

In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Administrator an annual fee of 0.06% of the Fund’s average daily net assets, calculated daily and paid monthly.

The fee for the period from the Effective Date (defined below) of the Agreement to the end of the month during which the Effective Date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Administrator, the value of the Fund’s net assets shall be computed at the times and in the manner specified in the Fund’s Prospectus and/or the Statement of Additional Information, as from time to time in effect.

6.  Expenses

The Administrator shall bear all expenses in connection with the performance of its services under this Agreement. The Fund shall bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees; charges of custodians and transfer and dividend disbursing agents; fees for necessary professional services, such as the Fund’s and Directors’ proportionate share of insurance premiums, professional associations, dues and/or assessments; and brokerage services, including taxes, interest and commissions; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and SAIs for regulatory purposes and for distribution to existing shareholders; fees for any pricing service; the costs of regulatory compliance, such as SEC fees and state Blue Sky qualification fees; outside auditing and legal expenses and costs associated with maintaining the Company’s legal existence; costs of shareholders’ reports and meetings of officers or the Board; fees of Directors who are not officers, directors or employees of Citigroup Global Markets Inc. or its affiliates or any person who is an affiliate of any person to whom duties may be delegated hereunder; and any extraordinary expenses. In addition, the Fund will pay all service and distribution fees pursuant to any Services and Distribution Plan adopted by the Company under Rule 12b-1 under the 1940 Act.

The Company will be responsible for nonrecurring expenses which may arise, including costs of litigation to which the Fund is a party and of indemnifying officers and Directors of the Company with respect to such litigation and other expenses as determined by the Board.

8.  Services to Other Companies or Accounts

The Company understands that the Administrator now acts, will continue to act and may act in the future as administrator to other investment companies, and the Company has no objection to the Administrator’s so acting. In addition, the Company understands that the persons employed by the Administrator to assist in the performance of the Administrator’s duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Administrator or any affiliate of the Administrator to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, provided that doing so does not adversely affect the ability of the Administrator to perform its services under this Agreement.

10.  Term of Agreement

This Agreement shall become effective             , 2005 (the “Effective Date”), and shall continue automatically for successive annual periods so long as such continuance is specifically approved at least annually by the Board, including by a majority of the Directors who are not interested persons of any party to this Agreement. This Agreement is terminable, without penalty, on 60 days’ written notice by the Board or by the Administrator. This Agreement will also terminate automatically in the event of its assignment.

11.  Interpretation and Definition of Terms

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “interested person,” “assignment” and “affiliated person,” as used in this Agreement, shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.

Very truly yours,

TRAVELERS SERIES FUND INC. on behalf of its Social Awareness Stock Portfolio series

By:
Name:
Title:

Accepted:

SMITH BARNEY FUND MANAGEMENT LLC

By:
Name:
Title: